Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Christopher & Banks Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-95109, 333-95553, 333-132378, 333-136388, 333-146625, 333-153170, 333-170249, 333-189423, 333-190132 and 333-197543) and on Form S-3 (Nos. 333-181671 and 333-181671) of Christopher & Banks Corporation of our reports dated April 9, 2015, with respect to the consolidated balance sheets of Christopher & Banks Corporation and subsidiaries as of January 31, 2015 and February 1, 2014, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for each of the fiscal years in the three-year period ended January 31, 2015, and the effectiveness of internal control over financial reporting as of January 31, 2015, which reports  appear in the January 31, 2015 annual report on Form 10-K of Christopher & Banks Corporation.

Our report dated April 9, 2015, on the effectiveness of internal control over financial reporting as of January 31, 2015, expresses our opinion that Christopher & Banks Corporation did not maintain effective internal control over financial reporting as of January 31, 2015 because of the effect of the material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the design of controls to communicate all significant terms for lease amendments, and review the terms of new or modified store leases has been identified and included in management’s assessment.

/s/ KPMG LLP

Minneapolis, Minnesota
April 9, 2015